EXHIBIT 10.18

CONSULTING EXTENSION AGREEMENT

This consulting extension agreement (the “Extension Agreement”) is entered into this 1st day of October, 2008 between CareView Communications, Inc., a Texas corporation (the “Company”) and John R. Bailey, having a mailing address at 4309 Sendero Trail, Plano, Texas, 75024 and extends the Term of the Consulting Agreement entered into on September 1, 2007 between the Parties to December 31, 2008. All other terms and conditions of the Consulting Agreement will remain in place.

IN WITNESS WHEREOF, the Parties hereto have executed this Extension Agreement effective as of the day and year set forth above.

CONSULTANT	CAREVIEW COMMUNICATIONS, INC.

/s/ John R. Bailey	/s/ Samuel A. Greco
John R. Bailey	By:	Samuel A. Greco
an Individual	Its:	CEO